Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2014 First Quarter Financial Results and
Cash Distribution
Earnings Higher than Last Year by 33 percent due to Cold Weather

Houston, Texas – April 28, 2014 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported first quarter 2014 Partnership cash flows of $60 million and net income attributable to controlling interests of $57 million or $0.90 per common unit, an increase of 33 percent over last year, as a result of extended cold weather.

“The Partnership’s solid performance this quarter was positively affected by the very cold winter where our largest pipelines, notably GTN, Northern Border and Great Lakes, earned higher short-term revenues through the winter months,” said Steve Becker, President of TC PipeLines GP, Inc. “These positive results illustrate the critical role that our pipelines play in providing natural gas to North Americans particularly in periods of adverse weather conditions.”

The Partnership also announced that the board of directors of TC PipeLines, GP, Inc., its general partner (the General Partner), declared the Partnership’s first quarter 2014 cash distribution of $0.81 per common unit. The distribution is unchanged from the fourth quarter 2013 distribution and is payable on May 15, 2014 to unitholders of record as of the close of business on May 5, 2014.

“We continue to believe in the long-term strength of the North American natural gas industry which we expect will generate ongoing value for our unitholders,” added Becker.

First Quarter 2014 Highlights (All financial figures are unaudited)

o	Net income attributable to controlling interests of $57 million or $0.90 per common unit
o	Partnership cash flows of $60 million
o	Paid cash distributions of $52 million
o	Declared cash distribution of $0.81 per common unit

The Partnership’s financial highlights for the first quarter of 2014 compared to the first quarter of 2013 were:

	Three months ended
(unaudited)	March 31,
(millions of dollars except per common unit amounts)	2014	2013
Partnership cash flows(a)	60	43
Cash distributions paid	(52)	(43)
Cash distributions paid per common unit	$0.81	$0.78
Net income attributable to controlling interests(b)	57	43
Net income per common unit(c) – basic and diluted	$0.90	$0.52
Weighted average common units outstanding (millions) – basic and diluted	62.3	53.5
Common units outstanding at end of period (millions)	62.3	53.5

 (a) Partnership cash flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule Non-GAAP Measures for further detail.

 (b) The additional 45 percent membership interests in each of GTN and Bison were acquired from subsidiaries of TransCanada in July 2013. As a result, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of GTN and Bison were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to consolidate GTN and Bison for all periods presented.

(c) Net income per common unit for the three months ended March 31, 2013 is equivalent to that presented prior to the recast. Refer to the description of net income per common unit in the Financial Summary Schedule for further detail.

Recent Developments

Cash Distributions – On April 25, 2014, the board of directors of our General Partner declared the Partnership’s first quarter 2014 cash distribution in the amount of $0.81 per common unit, payable on May 15, 2014 to unitholders of record as of May 5, 2014.

Results of Operations

For the three months ended March 31, 2014, net income attributable to controlling interests increased by $14 million to $57 million compared to the first quarter of 2013. This increase was primarily due to higher equity earnings from Northern Border and Great Lakes as a result of increased short-term services sold during the coldest periods of the winter this quarter.

Partnership cash flows increased to $60 million in the first quarter of 2014 compared to $43 million in the same period of 2013. This increase was primarily due to the increased cash distributions from GTN and Bison as a result of the 2013 acquisition.

Distributions paid in the first quarter of 2014 increased by $9 million compared to the same period in 2013 due to a $0.03 increase in the distribution per common unit in July 2013, as well as an increase in the number of common units outstanding resulting from the equity issuance in May 2013.

Non-GAAP Measures

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance.

Partnership cash flows include net income attributable to controlling interests, less net income attributed to GTN’s and Bison’s former parent, plus operating cash flows from North Baja and Tuscarora, and cash distributions received from GTN, Northern Border, Bison and Great Lakes less equity earnings from unconsolidated affiliates and Other Pipes’ net income as previously reported, plus net income attributable to non-controlling interests from consolidated subsidiaries after the 2013 acquisition, and net of distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.226.1793 on Monday, April 28, 2014 at 10 a.m. central time (CT)/11 a.m. eastern time (ET). Steve Becker, President of the General Partner, will discuss the first quarter 2014 financial results and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.TCPipeLinesLP.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available beginning two hours after the conclusion of the call and until 11 p.m. (CT)/midnight (ET) on May 5, 2014, by calling 800.408.3053, then entering pass code 9427529.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.TCPipeLinesLP.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions, including our belief in the long-term strength of the North American natural gas industry which we expect will generate ongoing value for our unitholders, are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Shawn Howard/Grady Semmens Davis Sheremata	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2014	2013(a)
Transmission revenues	87	86
Equity earnings from unconsolidated affiliates	33	18
Operation and maintenance expenses	(12)	(13)
Property taxes	(6)	(6)
General and administrative	(2)	(2)
Depreciation	(21)	(21)
Financial charges and other	(12)	(9)
Net income	67	53

Net income attributable to non-controlling interests	10	10
Net income attributable to controlling interests	57	43

Net income attributable to controlling interests allocation(b)
Common units	56	28
General partner	1	1
	57	29

Net income per common unit – basic and diluted(c)	$0.90	$0.52

Weighted average common units outstanding (millions) – basic and diluted	62.3	53.5

Common units outstanding, end of the period (millions)	62.3	53.5

(a) Financial information was recast to consolidate GTN and Bison.

(b) Net income attributable to controlling interests allocation excludes net income attributed to GTN’s and Bison’s former parent which amounted to $14 million for the three months ended March 31, 2013.

(c) Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of the General Partner’s allocation and net income attributed to GTN’s and Bison’s former parent, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions. On May 22, 2013, the Partnership issued 8.855 million common units in a public offering.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheet

(unaudited) (millions of dollars)	March 31, 2014	December 31, 2013
ASSETS
Current assets	82	69
Investment in unconsolidated affiliates	1,206	1,195
Plant, property and equipment	2,021	2,042
Other assets	137	137
	3,446	3,443

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	63	52
Other liabilities	24	24
Long-term debt, including current portion	1,568	1,578
Partners' equity	1,791	1,789
	3,446	3,443

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliation of Net Income attributable to controlling interests to Partnership Cash Flows

	Three months ended
(unaudited)	March 31,
(millions of dollars except per common unit amounts)	2014	2013
Net income attributable to controlling interests(a)	57	43
Less net income attributed to GTN’s and Bison’s former parent(a)	-	(14)
Net income as previously reported	57	29

Add:
Cash distributions from GTN (b)	20	6
Cash distributions from Northern Border (b)	21	22
Cash distributions from Bison (b)	12	4
Cash distributions from Great Lakes (b)	5	6
Cash flows provided by North Baja’s and Tuscarora’s operating activities	13	13
	71	51

Less:
Equity earnings as previously reported:
GTN	-	(5)
Northern Border	(23)	(16)
Bison	-	(3)
Great Lakes	(10)	(2)
	(33)	(26)
Less:
Other Pipes’ net income as previously reported (c)
GTN	(22)	-
Bison	(12)	-
North Baja	(6)	(6)
Tuscarora	(4)	(4)
	(44)	(10)
Add:
Net income attributable to non-controlling interests after the 2013 acquisition	10	-

Partnership cash flows before General Partner distributions	61	44
General Partner distributions (d)	(1)	(1)
Partnership cash flows	60	43

Cash distributions declared	(52)	(43)
Cash distributions declared per common unit (e)	$0.81	$0.78
Cash distributions paid	(52)	(43)
Cash distributions paid per common unit (e)	$0.81	$0.78

(a)
Financial information for the three months ended March 31, 2013 was recast to consolidate GTN and Bison. Prior to the 2013 acquisition, our net income was $29 million for the three months ended March 31, 2013, reflecting our 25 percent ownership in each of GTN and Bison at that time. As a result of the recast, net income attributable to controlling interests is $43 million for the three months ended March 31, 2013, as if we owned 70 percent in each of GTN and Bison. Net income attributed to GTN and Bison’s former parent of $14 million, reflecting the acquired ownership interests not then owned by the Partnership, reconciles the net income as previously reported and net income attributable to controlling interests.

(b)
In accordance with the cash distribution policies of the respective entities, cash distributions from GTN, Northern Border, Bison and Great Lakes, are based on their respective prior quarter financial results. Distributions from GTN and Bison are based on 70 percent ownership starting from July 1, 2013.

(c)	“Other Pipes” includes the results of North Baja and Tuscarora and, after July 1, 2013, also includes GTN and Bison.
(d)
General Partner distributions represent the cash distributions paid to the General Partner with respect to its two percent interest plus an amount equal to incentive distributions. Incentive distributions in the first quarter of 2014 and 2013 were nil.

(e)
Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's two percent interest plus an amount equal to incentive distributions.